February 8, 2013

Kirsten Marriner
6039 Green Meadow Lane
Mason, OH 45040

Dear Kirsten,

We at Omnicare, and particularly Nitin and I, are very pleased that you have decided to join our company. Omnicare has made significant strides in preparing the company for an exciting and challenging future. There are great business opportunities in the marketplace, but with risks and obstacles. One of the issues we must address is building a strong, efficient organization with leaders who will help us implement our growth strategies. That will be a priority and I will be looking to you to lead that initiative.

It is our pleasure to formally offer you employment as the Senior Vice President Human Resources of Omnicare, Inc. Your start date will be April 1, 2013 and you will be reporting to the Chief Executive Officer and the President & Chief Operating Officer. If your current employment should end prior to that date, you may elect to start earlier.

Base Salary

Your new annual salary will be $325,000.00 Your first regularly scheduled base salary review will be in 2014.

Signing Bonus

Within thirty days of your Start Date, you will be paid a hiring bonus of $50,000.

Bonus Target

You will have an annual incentive plan with a target bonus of 55% of your base salary.

•	For 2013, the bonus award will not be prorated based upon your start date.

•	For 2013, your bonus award will be calculated according to the normal rules and process but the actual award will be guaranteed at no less than 75% of the target award.

Sign-on Long-Term Incentive Award

To offset the loss of equity from your prior employer, on the Effective Date, anticipated to be within thirty days of your start date, the Company will grant to you an award of restricted stock under the Plan in the amount of 10,000 shares, subject to approval by the Company's Compensation & Incentive Committee, vesting in three equal installments on the first three anniversaries of the Effective Date, provided that you are employed on each anniversary for such installment to so vest. The award otherwise will have the same terms and conditions as apply to annual restricted stock awards most recently granted to senior executives.

Long-Term Incentive Award Target

Within thirty days of your start date, the Company will grant you an award of restricted stock under the Plan in the amount of 3,500 shares, subject to approval by the Company's Compensation & Incentive Committee, vesting in four equal installments on the first four anniversaries of the Effective Date, provided that you are employed on each anniversary for such installment to so vest. The award otherwise will have the same terms and conditions as apply to annual restricted stock awards most recently granted to senior executives.

Within thirty days of your start date, the Company will grant you an award of performance stock targeted at 3,500 shares, subject to approval by the Company's Compensation & Incentive Committee, vesting at the end of three years from the Effective Date, provided that you are employed on the third anniversary of the Effective Date and the performance measures are achieved. The award otherwise will have the same terms and conditions as apply to annual performance stock awards most recently granted to senior executives.

Non-Compete Agreement

In your position you will be exposed to sensitive information and will be asked to sign a NonCompetition, NonSolicitation, and NonDisclosure Agreement. The agreement must be signed prior to your hire date. You will be bound by the standard covenants generally prohibiting disclosure of confidential information; engaging in competitive activities and solicitation of customers and employee's will apply as outlined in the attached Non-Compete Agreement.

Benefits & Perquisites

You will participate in all employee and executive retirement and welfare benefit plans and programs. You will participate in all perquisite plans and programs generally applicable to senior executives of the Company in accordance with the plan terms and conditions and the Company policy. You will receive 26 days of personal time off ("PTO") in 2013 and thereafter, in accordance with the practices of the company's Senior Executive Plan.

Involuntary Termination w/o Cause

You will participate in the Company's Executive Severance Plan (copy attached) and will be subject to all the terms and conditions of that Plan. However, should your employment be terminated by the Company without cause (excluding self-initiated resignation) prior to the final vesting of your Sign-on Long-Term Incentive Award, all unvested shares of that award will immediately vest upon termination.

Indemnification

You will have full indemnification to the maximum extent permitted by the Company's charter, by-laws and applicable laws. In addition, you will be covered by director and officer liability insurance.

Benefits

A benefit guide is included in this mailing. You will be eligible to participate in our current benefits plans, the 401(k) and Stock Plus program. You are responsible for enrolling in the health, dental, vision, disability, supplemental life & AD&D within thirty (30) days of your hire date. Employee contribution to payment for benefit plans is determined annually.

Employment Eligibility

Omnicare is legally required to have all newly-hired permanent, temporary, part-time and full-time employees complete the I-9 Form, including presenting required original supporting document(s) that establish the identity and employment eligibility of any individual hired to perform work for Omnicare. In addition, please review the enclosed list of employment eligibility and identification document(s), choose the document(s) to be presented to Omnicare and bring them with you on your first day of work. Your employment is contingent upon providing acceptable original verification document(s) within the first three days of your employment to establish your identity and eligibility to work in the United States.

Kirsten, we have asked Bob Kastener to begin developing an orientation plan for you. He will work with you to be certain that you have the necessary exposures to the various parts of our business without wasting your time. He is also available to you for any questions or information needs you may have during the transition period. Naturally, you can feel free to call Nitin or me at any time.

Nitin and I are very excited to have you as an important part of our executive team. There are many human resources challenges we will face to successfully implement our growth strategies going forward. We are fully confident that you will help us meet those challenges.

If you are in agreement with the compensation terms outlined above, please sign this letter and return it to me.

Sincerely,

/s/John Workman	/s/Nitin Sahney
John Workman Chief Executive Officer	Nitin Sahney Chief Operating Officer & President

I have read and agree to the terms of the compensation plan outlined above.

/s/Kirsten Marriner
Kirsten Marriner
2/23/13
Date

Attachment "A"

Bonus Target

The actual award earned is dependent on (a) Company and/or Division performance against stated financial targets, and (b) individual performance against specific goals for your role. The bonus plan will be reviewed each year and may be modified to align with corporate objectives. Our policy is bonuses are discretionary and there is no guarantee of a bonus. You must be employed by the Company when bonuses are awarded in order to receive a bonus. The Omnicare Incentive plan governs the annual bonus awards and to the extent this letter conflicts with that plan, the plan controls.

Long-Term Incentive Target

Actual awards may be more or less than your target award based on Company and individual performance, and there is no guarantee of an award each year. Awards may not be made in years when the Company does not attain its annual performance goals, for example. All awards must be approved by the Compensation & Nominating Committee of the Board of Directors before they are confirmed each year.

General Provisions

Your employment with Omnicare, Inc. and/or its affiliated companies (RxCrossroads, ACS, ExcelleRx, AccuMed, or PBM Plus) is at-will, and either you or Omnicare may terminate the relationship at any time with or without cause and with or without notice.